AMENDMENT NO. 15

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of February 28, 2020, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds (Invesco Investment Securities Fund), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Oppenheimer Global High Yield Fund to Invesco High Yield Bond Factor Fund and Invesco Oppenheimer Intermediate Income Fund to Invesco Intermediate Bond Factor Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Portfolios	Effective Date of Agreement
Invesco Corporate Bond Fund	February 12, 2010

Invesco Global Real Estate	July 1, 2006

Invesco Government Money Market Fund	July 1, 2006

Invesco High Yield Fund	July 1, 2006

Invesco Income Fund	July 1, 2006

Invesco High Yield Bond Factor Fund	May 24, 2019

Invesco Oppenheimer Government Cash Reserves Fund	May 24, 2019

Invesco Oppenheimer Government Money Market Fund	May 24, 2019

Invesco Intermediate Bond Factor Fund	May 24, 2019

Invesco Oppenheimer Limited-Term Bond Fund	May 24, 2019

Invesco Oppenheimer Limited-Term Government Fund	May 24, 2019

Invesco Oppenheimer Master Inflation Protected Securities Fund	May 24, 2019

Invesco Oppenheimer Ultra-Short Duration Fund	May 24, 2019

Invesco Real Estate Fund	July 1, 2006

Invesco Short Duration Inflation Protected Fund	July 1, 2006

Invesco Short Term Bond Fund	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

In addition to the rate described above, Invesco Government Money Market Fund and Invesco Oppenheimer Government Money Market Fund shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM INVESTMENT SECURITIES FUNDS
(INVESCO INVESTMENT SECURITIES FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and Chief Legal Officer

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